Exhibit 10.1
INVESTMENT ADVISORY AGREEMENT
BETWEEN
PROSPECT FLEXIBLE INCOME FUND, INC.
AND
PROSPECT CAPITAL MANAGEMENT L.P.
Agreement made this 20th day of April 2021 (this “Agreement”), by and between Prospect Flexible Income Fund, Inc., a Maryland corporation (the “Corporation”), and Prospect Capital Management L.P., a Delaware limited partnership (the “Adviser”).
WHEREAS, the Corporation is an externally managed, non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);
WHEREAS, the Adviser is an investment adviser that has registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and
WHEREAS, the Corporation desires to retain the Adviser to furnish investment advisory services to the Corporation on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1.    Duties of the Adviser.
(a)    The Corporation hereby employs the Adviser to act as the investment adviser to the Corporation and to manage the investment and reinvestment of the assets of the Corporation, subject to the supervision of the Board of Directors of the Corporation, for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Corporation’s Registration Statement on Form N-2, as the same shall be amended from time to time (as amended, the “Registration Statement”), (ii) in accordance with the Investment Company Act and (iii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Corporation’s articles of incorporation and by-laws, as each may be amended from time to time. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Corporation, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Corporation; (iii) close and monitor the Corporation’s investments; (iv) determine the securities and other assets that the Corporation will purchase, retain, or sell; (v) perform due diligence on prospective investments; and (vi) provide the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time, reasonably require for the investment of its funds. The Adviser shall have the power and authority on behalf of the Corporation to effectuate its investment decisions for the Corporation, including the execution and delivery of all documents relating to the Corporation’s investments and the placing of orders for other purchase or sale transactions on behalf of the Corporation. In the event that the Corporation determines to acquire debt financing, the Adviser will arrange for such financing on the Corporation’s behalf, subject to the oversight and approval of the Corporation’s Board of Directors. If it is necessary for the Adviser to make investments on behalf of the Corporation through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act.

(b)     The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c)     Subject to the requirements of the Investment Company Act, the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Corporation’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Corporation, subject to the oversight of the Adviser and the Corporation. The Adviser, and not the Corporation, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law and shall contain a provision requiring the Sub-Adviser to comply with Sections 1(e) and 1(f) of this Agreement below as if it were the Adviser.

(d)     The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

(e)     The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Corporation and shall specifically maintain all books and records with respect to the Corporation’s portfolio transactions and shall render to the Corporation’s Board of Directors such periodic and special reports as the Corporation’s Board of Directors may reasonably request. The Adviser agrees that all records that it maintains for the Corporation are the property of the Corporation and will surrender promptly to the Corporation any such records upon the Corporation’s request, provided that the Adviser may retain a copy of such records.

(f)     The Adviser has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the Investment Company Act) by the Adviser, including an investment allocation policy which delineates how the Adviser will allocate investments between the Corporation, on the one hand, and other funds, separate accounts and investment accounts managed by the Advisor, on the other hand. The Adviser has provided the Corporation, and in the future shall provide the Corporation, at such times as the Corporation shall reasonably request, with a copy of such policies and procedures and a report of such policies and procedures; such report shall be of sufficient scope and in sufficient detail, as may reasonably be required to comply with Rule 38a-1 under the Investment Company Act and to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

(g)    The Adviser shall have a fiduciary responsibility and duty to the Corporation and the Corporation’s stockholders for the safekeeping and use of all the funds and assets of the Corporation, whether or not in the Adviser’s immediate possession or control, and that the Adviser shall not employ, or permit another to employ, such funds or assets except for the exclusive benefit of the Corporation. The Adviser shall not, by entry into an agreement with any stockholder of the Corporation or otherwise, contract away the fiduciary obligation owed to the Corporation and the Corporation’s stockholders under common law. Nothing herein shall be construed to mean that the power of direction of the Adviser or the exercise of such power by any person shall cause such person to have duties, including fiduciary duties, or liabilities relating thereto to the Corporation or any stockholder.

2.     Corporation’s Responsibilities and Expenses Payable by the Corporation. All investment professionals of the Adviser, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Corporation. The Corporation, either directly or through reimbursement of the Adviser, will bear all other costs and expenses of its operations and transactions, including (without limitation) those relating to: organization and offering; calculating the Corporation’s net asset value (including the cost and expenses of any independent valuation firms); expenses incurred by the Adviser, Prospect Administration LLC (or such other entity serving as the Corporation’s administrator, the “Administrator”) or affiliates thereof payable to third parties, including agents, consultants or other advisors (such as independent valuation firms, accountants and legal counsel), in monitoring financial and legal affairs for the Corporation and in monitoring the Corporation’s investments and performing due diligence on its prospective investments; interest payable on debt, if any, incurred to finance the Corporation’s investments; offerings of the Corporation’s debt, common stock and other securities; investment advisory and management fees; administration fees, if any, payable under the Administration Agreement (as amended and restated, the “Administration Agreement”) between the Corporation and the Administrator; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments; transfer agent and custodial fees; fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events); federal and state registration fees; all costs of registration and listing the Corporation’s securities on any securities exchange; federal, state and local taxes; Directors’ fees and expenses; costs of preparing and filing reports or other documents required by the Securities and Exchange Commission or any other governmental agency; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the Corporation’s allocable portion of any fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; research and market data expenses including, without limitation, news and quotation equipment and services; computer software specific to the business of the Corporation; any unreimbursed expenses incurred in connection with transactions not consummated; and all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation’s business, including payments under the Administration Agreement between the Corporation and the Administrator based upon the Corporation’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Corporation’s chief compliance officer and chief financial officer and their respective staffs. The Adviser will be entitled to receive reimbursement from the Corporation of organization and offering expenses it has paid on behalf of the Corporation until all of the organization and offering expenses incurred and/or paid by the Adviser have been recovered.

3.     Compensation of the Adviser. The Corporation agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an income incentive fee (“Incentive Fee”), as hereinafter set forth. The Corporation shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(a)     The Base Management Fee shall be calculated at an annual rate of 1.75% of the Corporation’s average total assets as described below. For the first quarter of the Corporation’s operations commencing with the date of this Agreement, the Base Management Fee will be calculated based on the average value of the Corporation’s total assets as of the date of this Agreement and at the end of the calendar quarter in which the date of this Agreement falls, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. Subsequently, the Base Management Fee shall be payable quarterly in arrears, and shall be calculated based on the average value of the Corporation’s total assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. Base Management Fees for any partial month or quarter will be appropriately pro-rated. At the Adviser’s option, the Base Management Fee for any period may be deferred, without interest thereon, and paid to the Adviser at any time subsequent to any such deferral as the Adviser determines.
(b)     The Incentive Fee shall consist of two parts, as follows:

(i)     One part will be calculated and payable quarterly in arrears based on the pre-Incentive Fee net investment income for the immediately preceding calendar quarter. For this purpose, pre-Incentive Fee net investment income means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees and fees for providing significant managerial assistance or other fees that the Corporation receives from portfolio companies) accrued by the Corporation during the calendar quarter, minus the Corporation’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the organization and offering expenses and the Incentive Fee). Pre-Incentive Fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Corporation has not yet received in cash. Pre-Incentive Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Corporation’s net assets at the end of the immediately preceding calendar quarter, will be compared to a preferred return of 1.5% per quarter. The Corporation will pay the Adviser an Incentive Fee with respect to the Corporation’s pre-Incentive Fee net investment income in each calendar quarter as follows: (1) no Incentive Fee in any calendar quarter in which the Corporation’s pre-Incentive Fee net investment income does not exceed the preferred return; (2) 100% of the Corporation’s pre-Incentive Fee net investment income with respect to that portion of such pre-Incentive Fee net investment income, if any, that exceeds the preferred return but is less than 1.875% in any calendar quarter; and (3) 20% of the amount of the Corporation’s pre-Incentive Fee net investment income, if any, that exceeds 1.875% in any calendar quarter. These calculations will be appropriately prorated for any period of less than three months and adjusted for any share issuances or repurchases during the current quarter.

(ii)     The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), commencing on the date hereof, and will equal 20.0% of the Corporation’s realized capital gains for the calendar year, if any, computed net of all realized capital losses and unrealized capital depreciation at the end of such year; provided that the Incentive Fee determined as of December 31, 2021 will be calculated for a period of shorter than twelve calendar months to take into account any net realized capital gains, if any, computed net of all realized capital losses and unrealized capital depreciation for the period commencing as of the date of this Agreement and ending December 31, 2021. In the event that this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

4.     Covenants of the Adviser. The Adviser covenants that it is registered as an investment adviser under the Advisers Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.     Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Corporation to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Corporation’s portfolio, and constitutes the best net results for the Corporation.

6.     Limitations on the Employment of the Adviser. The services of the Adviser and its affiliates to the Corporation are not exclusive, and the Adviser and its affiliates may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Corporation, so long as its services to the Corporation hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser and its affiliates to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Corporation’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Corporation, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

7.     Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, director, member, partner, officer or employee of the Adviser, the Administrator or their affiliates is or becomes a manager, director, member, partner, officer and/or employee of the Corporation and acts as such in any business of the Corporation, then such manager, director, member, partner, officer and/or employee of the Adviser, the Administrator or their affiliates shall be deemed to be acting in such capacity solely for the Corporation, and not as a manager, director, member, partner, officer or employee of the Adviser, the Administrator or their affiliates or under the control or direction of the Adviser, the Administrator or their affiliates, even if paid by the Adviser, the Administrator or their affiliates.

8.     Limitation of Liability of the Adviser; Indemnification.
(a)     The Adviser and its affiliates (and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the them, including without limitation the Administrator) shall not be liable to the Corporation for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Corporation shall indemnify, defend and protect the Adviser and its affiliates (and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with them, including without limitation the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

(b)     Notwithstanding anything in section 8(a), until such time as the Corporation is listed on a national securities exchange the indemnification of the Indemnified Parties shall be limited as required by the North American Securities Administrations Association (“NASAA”) Omnibus Guidelines as follows:

(i)     The Corporation shall not provide for indemnification of an Indemnified Party for any liability or loss suffered, unless all of the following conditions are met:

(1)     The Corporation has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation;

(2)     The Corporation has determined, in good faith, that the Indemnified Party was acting on behalf of or performing services for the Corporation;

(3)     The Corporation has determined, in good faith, that such liability or loss was not the result of negligence or misconduct; and

(4)     Such indemnification or agreement to hold harmless is recoverable only out of assets and not from the stockholders.

    (ii)     The Corporation shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by any Indemnified Party, unless one or more of the following conditions are met: (a) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnified Party, (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnified Party, or (c) a court of competent jurisdiction approves a settlement of the claims against the Indemnified Party, and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

9.     Effectiveness, Duration and Termination of Agreement. This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Corporation’s Board of Directors, or by the vote of a majority of the outstanding voting securities of the Corporation and (b) the vote of a majority of the Corporation’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Corporation, or by the vote of the Corporation’s Directors. The Adviser may terminate this Agreement upon 120 days’ written notice and shall pay expenses incurred as a result of its voluntary termination of the Agreement. The Adviser shall promptly upon termination: (i) deliver to the Corporation’s Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Corporation’s Board of Directors; (ii) deliver to the Corporation’s Board of Directors all assets and documents of the Corporation then in custody of the Adviser; and (iii) cooperate with the Corporation to provide an orderly transition of services. This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser and its representatives shall remain entitled to the benefits thereof, notwithstanding any termination or expiration of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 of this Agreement through the date of termination or expiration.

10. Conflicts of Interests and Prohibited Activities.

The following provisions in this Section 10 shall apply for only so long as the shares of the Corporation are not listed on a national securities exchange.

(a)     No Exclusive Agreement. The Adviser is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Corporation.

(b)     Rebates, Kickbacks and Reciprocal Arrangements.

(i)    The Adviser agrees that it shall not (A) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws, (B) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions, or (C) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws.

(ii)    The Adviser agrees that it shall not directly or indirectly pay or award any fees or commissions or other compensation to any person or entity engaged to sell the Corporation’s stock or give investment advice to a potential stockholder; provided, however, that this subsection shall not prohibit the payment of a registered broker-dealer or other properly licensed agent from sales commissions for selling or distributing the Corporation’s common stock.

(c)     Commingling. The Adviser covenants that it shall not permit or cause to be permitted the Corporation’s funds from being commingled with the funds of any other entity. Nothing in this Subsection 10(c)

shall prohibit the Adviser from establishing a master fiduciary account pursuant to which separate sub-trust accounts are established for the benefit of affiliated programs, provided that the Corporation’s funds are protected from the claims of other programs and creditors of such programs.

11.     Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12.     Amendments. This Agreement may be amended by mutual consent, but the consent of the Corporation must be obtained in conformity with the requirements of the Investment Company Act.

13.     Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

PROSPECT FLEXIBLE INCOME FUND, INC.

By:	/s/ M. Grier Eliasek
Name: M. Grier Eliasek
Title: Chief Executive Officer & President

PROSPECT CAPITAL MANAGEMENT L.P.

By:	/s/ John F. Barry III
Name: John F. Barry III
Title: Managing Member

[Signature Page to Investment Advisory Agreement]